                                                                    EXHIBIT 10.2

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisk denote omissions.







                           EXCLUSIVE LICENSE AGREEMENT
                                     BETWEEN
                        ASPECT MEDICAL SYSTEMS, INC. AND
                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA



























       UCLA CASE NOS. 91-527-1 AND 91-527-2 "BRAIN IMAGING WITH QEEG" AND
             UCLA CASE NO. 91-536-1 "QUANTITATIVE NEURAL IMAGING."

                                LICENSE AGREEMENT
                                TABLE OF CONTENTS


ARTICLE                                                              PAGE NUMBER
-------                                                              -----------

RECITALS...................................................................... 3

   1. Definitions............................................................  3
   2. Grant..................................................................  4
   3. SUBLICENSES............................................................  5
   4. FEES...................................................................  5
   5. ROYALTIES..............................................................  6
   6. DILIGENCE..............................................................  7
   7. PATENT FILING, PROSECUTION AND MAINTENANCE.............................  7
   8. PATENT INFRINGEMENT....................................................  8
   9. PROGRESS AND ROYALTY REPORTS...........................................  9
  10. BOOKS AND RECORDS...................................................... 10
  11. LIFE OF THE AGREEMENT.................................................. 10
  12. TERMINATION BY THE REGENTS............................................. 10
  13. TERMINATION BY LICENSEE................................................ 11
  14. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION.............. 11
  15. PATENT MARKING......................................................... 11
  16. USE OF NAMES AND TRADEMARKS............................................ 11
  17. LIMITED WARRANTY....................................................... 12
  18. INDEMNIFICATION........................................................ 13
  19. NOTICES................................................................ 14
  20. ASSIGNABILITY.......................................................... 14
  21. LATE PAYMENTS.......................................................... 14
  22. WAIVER................................................................. 14
  23. FAILURE TO PERFORM..................................................... 14
  24. GOVERNING LAWS......................................................... 14
  25. GOVERNMENT APPROVAL OR REGISTRATION.................................... 15
  26. EXPORT CONTROL LAWS.................................................... 15
  27. PREFERENCE FOR UNITED STATES INDUSTRY.................................. 15
  28. FORCE MAJEURE.......................................................... 15
  29. CONFIDENTIALITY........................................................ 15
  30. MISCELLANEOUS.......................................................... 16
  Appendix A................................................................. 18

                                LICENSE AGREEMENT



This Agreement is made and is effective this 1st day of July, 2004, (the "Effective Date") between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA ("The Regents"), a California corporation having its corporate offices located at 1111 Franklin Street, Oakland, California 94607-5200, acting through its offices located at 10920 Wilshire Blvd, Suite 1200, Los Angeles, California 90024-1406, and Aspect Medical Systems, Inc. ("Licensee"), a Delaware corporation having a principal place of business at 141 Needham Street, Newton, Massachusetts 02464.

                                    RECITALS

WHEREAS, certain inventions (the "Inventions"), generally characterized as "Brain Imaging with QEEG" UCLA Case Number 91-527-1 and 91-527-2 and "Quantitative Neural Imaging" UCLA Case No. 91-536 were made in the course of research at the University of California, Los Angeles by Andrew F. Leuchter and Ian A. Cook ("Inventors"), and are covered by Regents' Patent Rights as defined below;

WHEREAS, The Inventors were employees of The Regents and as such were obligated to assign their right, title and interest in and to the Inventions to The Regents;

WHEREAS, the Inventions were developed with United States Government funds, and The Regents has elected title thereto and granted a royalty-free nonexclusive license to the United States Government on July 9, 1992 for 91-527-1 and 91-536-1 and on June 27, 1994 for 91-527-2, as required under 35 U.S.C. ss.201-212;

WHEREAS, Licensee is a "small business concern" as defined in 15 U.S.C.ss.632;
and

WHEREAS, The Regents wishes that Regents' Patent Rights be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

The parties agree as follows:

                                 1. DEFINITIONS

1.1 "Regents' Patent Rights" means The Regents interest in any of the patents listed in Appendix A attached to this Agreement and assigned to The Regents; including reissues and reexaminations all of which will be automatically incorporated in and added to Appendix A and made a part of this Agreement.

1.2 "Licensed Product" means any article, composition, apparatus, substance, chemical, or any other material covered by Regents' Patent Rights or whose manufacture, use or sale would constitute an infringement of any claim within Regents' Patent Rights, or any service, article, composition, apparatus, chemical, substance, or any other material made, used, or sold by or utilizing or practicing a Licensed Method.

1.3 "Licensed Method" means any process or method which is covered by Regents' Patent Rights or whose use or practice would constitute an infringement of any claim within Regents' Patent Rights.

1.4 The "Field" means diagnosis and management of neurological diseases and conditions by measuring the effects of treatments and/or diseases on the brain.

1.5 "Affiliate" means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least 50% of the outstanding stock or other voting rights entitled to elect directors. In any country where the local law does not permit foreign equity participation of at least 50%, then "Affiliate" means any company in which Licensee owns or controls, directly or indirectly, the maximum percentage of outstanding stock or voting rights that is permitted by local law. All references to Licensee herein shall be meant to include Affiliates.

1.6 "First Commercial Sale" means the first sale of any Licensed Product by Licensee or any Affiliate or Sublicensee, following approval of its marketing by the appropriate governmental agency for the country in which the sale is to be made. When governmental approval is not required, "First Commercial Sale" means the first sale in that country.

1.7 "Net Sales" means the total amount received by Licensee or any Affiliate from the sale or distribution of Licensed Products in countries where Regents' Patent Rights exist less the sum of the following deductions when applicable and separately invoiced: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; transportation charges; and allowances or credits to customers because of rejections or returns.

1.8 "Sublicensee" means any third party sublicensed by Licensee to make, have made, any Licensed Product or to practice any Licensed Method. A distributor of Licensee's Licensed Products shall not be considered a Sublicensee.

1.9 "Sublicensing Income" means income received by Licensee under or on account of Sublicenses granted to Sublicensees. Sublicensing Income includes income received by way of license issue fees, and milestone payments. Not included in the definition of Sublicensing Income is income received by Licensee as payment or reimbursement for research costs conducted by or for Licensee, including costs associated with materials, equipment or clinical testing and reimbursement of cooperative marketing, sales and distribution expenses paid to Optionee by a Sublicensee.


                                    2. GRANT

2.1 Subject to the limitations set forth in this Agreement, The Regents hereby grants to Licensee an exclusive license (the "License") under Regents' Patent Rights, in jurisdictions where Regents' Patent Rights exist, to make, have made, use, sell, offer for sale and import Licensed Products and to practice Licensed Methods in the Field to the extent permitted by law.

2.2 The License is subject to all the applicable provisions of any license to the United States Government executed by The Regents and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. ss.ss.201-212 and applicable governmental implementing regulations.

2.2 The Regents expressly reserves the right to use Regents' Patent Rights and associated technology for educational, research and non-commercial clinical purposes including publication of research results and sharing research results with other non-profit institutions, and allowing other non-profit research institutions to use Regents' Patent Rights and associated technology for the same purpose.


                                 3. SUBLICENSES

3.1 The Regents also grants to Licensee the right to issue exclusive or nonexclusive sublicenses ("Sublicenses") to third parties to make, have made, use, sell, offer for sale or import Licensed Products and to practice Licensed Methods in any jurisdiction in which Licensee has exclusive rights under this Agreement. To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents (and, if applicable, the U.S. Government under 35 U.S. C. ss.ss.201-212) contained in this Agreement.

3.2 Licensee must pay to The Regents [**]% of all Sublicensing Income ; provided, however, that if the Sublicensing Income represents payment for patent rights of third parties, then Licensee shall only be required to pay The Regents [**]% of all Sublicensing Income.

3.3 On Net Sales of Licensed Products sold or disposed of by a Sublicensee, Licensee must pay to the Regents an earned royalty in accordance with
       Article 5 (Royalties) as if these were Licensee's Net Sales. Any royalties received by Licensee in excess of royalties due to The Regents under this Paragraph 3.3 belong to the Licensee.

3.4 Licensee must provide to The Regents a copy of each Sublicense within 30 days of execution, and a copy of all information submitted to Licensee by Sublicensees relevant to the computation of the payments due to The Regents under this Article 3.

3.5 If this Agreement is terminated for any reason, all outstanding Sublicenses will be assigned by Licensee to The Regents, at the option of The Regents. The Sublicenses will remain in full force and effect with The Regents as the licensor or sublicensor instead of Licensee, but the duties of The Regents under the assigned Sublicenses will not be greater than the duties of The Regents under this Agreement, and the rights of The Regents under the assigned Sublicenses will not be less than the rights of The Regents under this Agreement, including all financial consideration and other rights of The Regents.


                                     4. FEES

4.1 In partial consideration for the License, Licensee will pay to The Regents a license issue fee of $[**] within 30 days of the Effective Date. This fee is nonrefundable and is not an advance against royalties.

4.2 Licensee must pay to The Regents a license maintenance fee of $[**] beginning on the one-year anniversary date of the Effective Date of this Agreement and continuing annually on each anniversary date of the Effective Date. The maintenance fee will not be due and payable on any anniversary date of the Effective Date if on that date Licensee is commercially selling a Licensed Product and paying an earned royalty to The Regents on the sales of that Licensed Product. The license maintenance fees are non-refundable and are not an advance against royalties.

                                  5. ROYALTIES

5.1 Licensee must pay to The Regents for sale of Licensed Products in the Field by Licensee or its Affiliates an earned royalty of [**]% of Net Sales.

5.2 Licensee must pay to The Regents a minimum annual royalty of $[**] for the life of Regents' Patent Rights, beginning in the year of the First Commercial Sale of Licensed Product. Licensee must pay the minimum annual royalty to The Regents by February 28 of each year. The minimum annual royalty will be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

5.3 Paragraphs 1.1, 1.2, 1.3 and 1.4 define Regents' Patent Rights, Licensed Products, Licensed Methods and the Field of use so that royalties are payable on products covered by issued patents in the country where such Licensed Products are made, used, imported, offered for sale or sold. Royalties accrue for the duration of this Agreement.

5.4 Licensee must pay royalties owed to The Regents on a [**] basis. Licensee must pay the royalties within two months of the end of the [**] in which the royalties accrued.

5.5 All monies due The Regents must be paid in United States funds. When Licensed Products are sold for monies other than United States dollars, the royalties will first be determined in the foreign currency of the country in which those Licensed Products were sold and, second, converted into equivalent United States funds. Licensee must use the exchange rate established by the Bank of America in San Francisco, California on the last day of the [**].

5.6 Any tax for the account of The Regents required to be withheld by Licensee under the laws of any foreign country must be promptly paid by Licensee for and on behalf of The Regents to the appropriate governmental authority. Licensee will use its best efforts to furnish The Regents with proof of payment of any tax. Licensee is responsible for all bank transfer charges. All payments made by Licensee in fulfillment of The Regents' tax liability in any particular country will be credited against fees or royalties due The Regents for that country.

5.7 If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, the Licensee shall pay royalties due to The Regents from Licensee's other sources of United States Dollars.

5.8 If any patent or any claim included in Regents' Patent Rights is held invalid or unenforceable in a final decision by a court of competent jurisdiction from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct from it will cease as of the date of that final decision. Licensee will not, however, be relieved from paying any royalties that accrued before that decision or that is based on another patent or claim not involved in that decision.

5.9 If Licensee transfers Licensed Products for end-use to itself or an Affiliate or Sublicensee for use in a country where Regents' Patent Rights exist, that transfer is considered a sale at list price, and Licensee must pay a royalty in accordance with this Article 5 (Royalties). If Licensee sells a Licensed Product to an Affiliate at a price lower than that customarily charged to an unrelated third party, the royalties paid to The Regents will be based on the Net Sales of Licensed Products by the Affiliate to their customers.

5.10 No royalties will be collected or paid on Licensed Products sold to the United States Federal Government, or any agency of the United States Government or to a contractor of the United States Government purchasing on behalf of the United States Government. The Licensee and its Sublicensee will reduce the amount charged for Licensed Products distributed to United States Government.


                                  6. DILIGENCE

6.1 Upon the execution of this Agreement, Licensee must diligently proceed with the development, manufacture and sale ("Commercialization") of Licensed Products and must earnestly and diligently endeavor to market them within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands for them.

6.2 Licensee must endeavor to obtain all necessary governmental approvals for the Commercialization of Licensed Products.

6.3 The Regents has the right and option to either terminate this Agreement or reduce Licensee's exclusive license to a nonexclusive license if Licensee has not sold a Licensed Product and Licensee fails to perform any of the terms in this Paragraph 6.3. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

       6.3a Prior to the [**] anniversary of this Agreement, Licensee shall have conducted efficacy trials for at least one Licensed Product and shall have built one prototype of a Licensed Product.

       6.3b Prior to the [**] anniversary of this Agreement, Licensee shall have conducted utility trials to establish commercial value to patients. Licensee shall also have concluded product development and submitted the necessary applications for FDA approval (if required) of at least one Licensed Product.

       6.3c Prior to the [**] anniversary of this Agreement, Licensee shall have obtained FDA approval (if required) for at least one Licensed Product and shall have made a first commercial sale of a Licensed Product.

6.4 Licensee has the sole discretion for making all decisions as to how to commercialize any Licensed Product.


                  7. PATENT FILING, PROSECUTION AND MAINTENANCE

7.1 The Regents will file, prosecute and maintain the patents and applications comprising Regents' Patent Rights. These patents will be held in the name of The Regents and will be obtained with counsel of The Regents' choice. The Regents must provide Licensee with copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application under Regents' Patent Rights. The Regents will consider any comments or suggestions by Licensee. The Regents is entitled to take action to preserve rights and minimize costs whether or not Licensee has commented.

7.2 Licensee will bear $[**] in costs incurred prior to the date of this Agreement and for as long as Licensee's rights under this Agreement remain exclusive, all costs incurred during the term of this Agreement in the maintenance of patents in Regents' Patent Rights. Prosecution includes interferences, oppositions and any other inter parties proceeding originating in a patent office. Licensee must send payment to The Regents within 30 days of Licensee's receipt of an invoice. The $[**] for past costs shall be paid [**] commencing on the [**] anniversary of this Agreement.

7.3 Licensee has the right to request patent protection on the Invention in foreign countries if the rights are available. Licensee must notify The Regents of its decision within eight months of the filing of the corresponding United States patent application. This notice must be in writing and must identify the countries desired. The absence of this notice from Licensee to The Regents will be considered an election not to secure foreign rights.

7.4 Eight months after the filing of the corresponding United States application, but not sooner, The Regents will have the right to file patent applications at its own expense in any country in which Licensee has not identified in written notice provided by 7.3. These applications and resulting patents will not be subject to this Agreement.

7.5 Licensee's obligation to underwrite and to pay all United States patent costs incurred during the term of this Agreement will continue for as long as this Agreement remains in effect. Licensee may terminate its obligations with respect to any given patent application or patent upon three months written notice to The Regents. The Regents will use its best efforts to curtail patent costs chargeable to Licensee under this Agreement after this notice is received from Licensee. The Regents may continue prosecution or maintenance of these application(s) or patent(s) at its sole discretion and expense, and Licensee will have no further rights or licenses to them.

7.6 The Regents will use its best efforts to not allow any Regents' Patent Rights for which Licensee is licensed and is underwriting the costs of to lapse or become abandoned without Licensee's authorization or reasonable notice, except for the filing of continuations, divisionals, or the like substitute for the lapsed application.


                             8. PATENT INFRINGEMENT

8.1 In the event that Licensee learns of the substantial infringement in the Field of any patent in Regents' Patent Rights, Licensee will inform The Regents in writing and will provide The Regents with reasonable evidence of the infringement. During the term of this Agreement and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither party will notify a third party of the infringement of any of Regents' Patent Rights without first obtaining consent of the other party, which consent must not be unreasonably denied. Both parties will use their best efforts to cooperate to terminate the infringement without litigation.

8.2 Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights in the Field. This request must be in writing and must include reasonable evidence of the infringement and the damages to Licensee. If the infringing activity has not been abated within 90 days following the effective date of the request, The Regents has the right to (a) commence suit on its own account or (b) refuse to participate in a suit. The Regents must give notice of its election in writing to Licensee by the end of the 100th day after receiving notice of the request from Licensee. Licensee may thereafter bring suit for patent infringement in its own name if and only if The Regents elected not to commence suit and if the infringement occurred during the period and in a jurisdiction where the third party had allegedly infringed Licensee's exclusive rights under this Agreement.

       However, in the event Licensee elects to bring suit in accordance with this Paragraph 8.2, The Regents may thereafter join the suit at its own expense.

8.3 Any legal action will be at the expense of the party that brings the suit and, with the exception of Paragraph 8.5, all recoveries will belong to that party. Legal action brought jointly by The Regents and/or the United States Government and Licensee and fully participated in by both, however, will be at the joint expense of the parties and all recoveries will be shared jointly by them in proportion to the share of expense paid by each party.

8.4 Each party must cooperate with the other in litigation proceedings instituted under this Article but at the expense of the party who brings the suit. The litigation will be controlled by the party bringing the suit. Where The Regents do not join suit, The Regents may be represented by counsel of its choice. Licensee shall reimburse the legal expenses incurred by The Regents in good faith for such representation, for activities requested by the Licensee and for activities legally required of the Regents or its inventor in such suit.

8.5 If Licensee undertakes the enforcement or defense of any Regents' Patent Rights by litigation, any recovery of damages by Licensee will be applied first toward Licensee's unreimbursed expenses and legal fees relating to the suit. Licensee will retain the balance of the recovery but will pay The Regents a [**]% royalty on this balance.


                         9. PROGRESS AND ROYALTY REPORTS

9.1 Beginning January 31, 2005, Licensee must submit to The Regents semiannual progress reports covering Licensee's activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports must be made for each Licensed Product until its First Commercial Sale.

9.2 The progress reports submitted under Paragraph 9.1 must include the following topics:

       9.2a   Summary of work completed.
       9.2b   Summary of work in progress.
       9.2c   Current schedule of anticipated events or milestones.
       9.2d   Market plans for introduction of Licensed Products.
       9.2e   A summary of resources (dollar value) spent in the reporting period.

9.3. Licensee must notify The Regents if Licensee or any of its Sublicensees or Affiliates ceases to be a small entity (as defined by the United States Patent and Trademark Office) under the provisions of 35 U.S.C.ss.41(h).

9.4 Licensee must report the date of the First Commercial Sale in the royalty report immediately following that Sale.

9.5 After the First Commercial Sale of each Licensed Product, Licensee must make [**] royalty reports to The Regents by [**] of each year (i.e., within [**] months from the end of [**]). Each royalty report must cover Licensee's most recently completed [**] and must show:

       9.5a   Gross sales and Net Sales of any Licensed Product.
       9.5b   Number of each type of Licensed Product sold.
       9.5c   Royalties payable to The Regents.

9.6 Licensee must state in its royalty report if it had no sales of any Licensed Product.


                              10. BOOKS AND RECORDS

10.1 Licensee must keep accurate books and records of all Licensed Products manufactured, used or sold. Licensee must preserve these books and records for at least five years from the date of the royalty payment to which they pertain.

10.2 The Regents' are entitled to engage an independent certified public accountant to inspect these books and records at reasonable times. The Regents will pay the fees and expenses of these inspections. If an error-favoring Licensee of more than 5% of the total annual royalties is discovered, then Licensee will pay the fees and expenses of these inspections.


                            11. LIFE OF THE AGREEMENT

11.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement is in force from the Effective Date and remains in effect for the life of the last-to-expire patent in Regents' Patent Rights.

11.2 Upon termination of this Agreement, Licensee will have no further right to make, have made, use or sell any Licensed Product except as provided in Article 14 (Disposition of Licensed Products on Hand Upon Termination).

11.3 Any expiration or termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

       Article 10   Books and Records.
       Article 14   Disposition of Licensed Products on Hand upon Termination.
       Article 16   Use of Names and Trademarks.
       Article 17   Warranties
       Article 18   Indemnification.
       Article 23   Failure to Perform.


                         12. TERMINATION BY THE REGENTS

12.1 If Licensee violates or fails to perform any material term or covenant of this Agreement, then The Regents may give written notice of the default ("Notice of Default") to Licensee. If Licensee does not repair the default within 60 days after the effective date of the Notice of Default, then The Regents has the right to terminate this Agreement and the License by a second written notice ("Notice of Termination") to Licensee. If The Regents sends a Notice of Termination to Licensee, then this Agreement automatically terminates on the effective date of this notice. Termination does not relieve Licensee of its obligation to pay any royalty or fees owing at the time of termination and does not impair any accrued right of The Regents.

                           13. TERMINATION BY LICENSEE

13.1 Licensee has the right at any time to terminate this Agreement in whole or with respect to any portion of Regents' Patent Rights by giving written notice to The Regents. This notice of termination will be subject to Article 19 (Notices) and will be effective 90 days after the effective date of the notice.

13.2 Any termination in accordance with Paragraph 13.1 does not relieve Licensee of any obligation or liability accrued prior to termination. Nor does termination rescind anything done by Licensee or any payments made to The Regents prior to the effective date of termination. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.


                      14. DISPOSITION OF LICENSED PRODUCTS
                            ON HAND UPON TERMINATION

14.1 Upon termination of this Agreement, Licensee will have the right to dispose of all previously made or partially made Licensed Products, but no more, within a period of six months. Licensee must submit royalty reports on the sale of these Licensed Products and must pay royalties at the rate and at the time provided in this Agreement.


                               15. PATENT MARKING

15.1 Licensee must mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.


                         16. USE OF NAMES AND TRADEMARKS

16.1 Neither party is permitted to use any name, trade name, trademark or other designation of the other party or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by law, Licensee is expressly prohibited from using the name "The Regents of the University of California" or the name of any campus of the University of California.

16.2 The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, then The Regents shall give notice of the confidential nature and shall request that the recipient not disclose such terms and conditions to others. If a third party inquires whether a license to Regents' Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in
       Article 2 (Grant) to such third party, but will not disclose the name of Licensee or any other terms or conditions of this Agreement, except where The Regents is required to release information under the California Public Records Act, Freedom of Information Act, a governmental audit requirement, or other applicable law.

                              17. LIMITED WARRANTY

17.1   The Regents represents and warrants that:

              (i) it has the lawful right to grant this license to Licensee; and

              (ii) to the actual knowledge of the licensing officer currently responsible for the case at the Regents, there are no written claims of third parties that would call into question the right of The Regents to grant to Licensee the rights granted hereunder, or the validity or enforceability of Regents' Patent Rights.

17.2 This License and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKE NO REPRESENTATION OR WARRANTY THAT ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

17.3 IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR THE USE OR THE PRACTICE OF LICENSED METHODS.

17.4   Nothing in this Agreement will be construed as:

       17.4a Except as provided above, awarranty or representation by The Regents as to the validity or scope of any Regents' Patent Rights.

       17.4b A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties.

       17.4c Obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 8 (Patent Infringement).

       17.4d Conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regents' Patent Rights.

       17.4e Obligate The Regents to furnish any know-how not provided in Regents' Patent Rights.



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



                               18. INDEMNIFICATION

18.1 Licensee must indemnify, hold harmless and defend The Regents, its officers, employees, and agents, the sponsors of the research that led to the invention, the inventors of the patents and patent applications in Regents' Patent Rights and their respective employers from and against any and all liability, claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any sublicense. Indemnification includes but is not limited to products liability.

18.2 Licensee, at its sole cost and expense, must insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

       18.2a  Each occurrence                                    $1,000,000.
       18.2b  Products/completed operations aggregate            $2,000,000.
       18.2c  Personal and advertising injury                    $1,000,000.
       18.2d  General aggregate (commercial form only)           $2,000,000.

18.3 Licensee expressly understands, however, that the coverages and limits in Paragraph 18.2 do not in any way limit the Licensee's liability. Licensee must furnish The Regents with certificates of insurance evidencing compliance with all requirements. Licensee is not required to insure its activities pertaining to the products' liability risks until it begins to use Licensed Products in human subjects. Licensee's insurance must:

       18.3a Provide for 30-day advance written notice to The Regents of any modification.

       18.3b Indicate that The Regents of the University of California is endorsed as an Insured under the coverages listed in Paragraph
              18.2 solely as the coverages pertain to liability resulting from bodily injury or property damage arising from Licensed Products.

       18.3c Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by The Regents.

18.4 The Regents shall notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 18 (Indemnification). Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article 18 (Indemnification).




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



                                   19. NOTICES

19.1 Any notice or payment required to be given to either party must be sent to the respective address given below and is effective: (a) on the date of delivery if delivered in person, (b) five days after mailing if mailed by first-class certified mail, postage paid, or (c) on the next business day if sent by overnight delivery. Either party may change its designated address by written notice.

       For Licensee:        Aspect Medical Systems, Inc.
                            141 Needham Street
                            Newton, Massachusetts 02464

                            Attention:  Philip Devlin

       For The Regents:     The Regents of the University of California
                            University of California, Los Angeles
                            Office of Intellectual Property Administration
                            10920 Wilshire Blvd., Suite 1200
                            Los Angeles, California 90095-1406

                            Attention:  Director

                                20. ASSIGNABILITY

20.1 This Agreement is binding upon and inures to the benefit of The Regents, its successors and assigns, but it is personal to Licensee and assignable by Licensee only with the written consent of The Regents. The consent of The Regents will not be required if the assignment is in conjunction with the transfer of all or substantially all of the business of Licensee to which this license relates.

                               21. LATE PAYMENTS

21.1 For each royalty payment or fee not received by The Regents when due, Licensee must pay to The Regents a simple interest charge of 10% per annum to be calculated from the date payment was due until it was actually received by The Regents.

                                   22. WAIVER

22.1 The waiver of any breach of any term of this Agreement does not waive any other breach of that or any other term.

                             23. FAILURE TO PERFORM

23.1 If either party takes legal action against the other because of a failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

                               24. GOVERNING LAWS

24.1 THIS AGREEMENT IS TO BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent




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

       or patent application will be governed by the applicable laws of the country of the patent or patent application.

                     25. GOVERNMENT APPROVAL OR REGISTRATION

25.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

                             26. EXPORT CONTROL LAWS

26.1 Licensee must observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.


                    27. PREFERENCE FOR UNITED STATES INDUSTRY

27.1 Because this Agreement grants an exclusive right to a particular use of the Invention, Licensee must manufacture in the United States any products embodying this Invention or produced through the Invention's use to the extent required by 35 U.S.C. ss.201-212.


                                28. FORCE MAJEURE

28.1 The parties will be excused from any performance required under this Agreement if performance is impossible or unfeasible due to any catastrophe or other major event beyond their reasonable control, including war, riot, or insurrection; lockouts or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events abate, and in any event within one year, the parties' respective obligations will resume.


                               29. CONFIDENTIALITY

29.1 If either party discloses confidential information to the other party, the disclosing party will designate this information as confidential by appropriate legend or instruction, and the receiving party will:

       29.1a Use the same degree of care to maintain the secrecy of the confidential information as it uses to maintain the secrecy of its own information of like kind.

       29.1b Use the confidential information only to accomplish the purposes of this Agreement.

       29.2 Neither party will disclose confidential information received from the other party except to its employees, customers, distributors and other agents who are bound to it by similar obligations of confidence and only as required to accomplish the purposes of this Agreement.

29.3 Neither party will have any confidentiality obligation with respect to the confidential information belonging to or disclosed by the other party that:

       29.3a The receiving party can demonstrate by written records was previously known to it.

       29.3b The receiving party lawfully obtained from sources under no obligation of confidentiality.

       29.3c Is or becomes publicly available other than through an act or omission of the receiving party or any of its employees.

       29.3d Is required to be disclosed under the California Public Records Act or other requirement of law.

       29.3e  Is independently developed by the receiving party.

29.4 The provisions of this Article 29 will continue in effect for five years after expiration or termination of this Agreement.

                                30. MISCELLANEOUS

30.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

30.2 This Agreement is not binding upon the parties until it has been signed below on behalf of each party, in which event it becomes Effective Date.

30.3 No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by each party.

30.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

30.5 If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable as long as a party's rights under this Agreement are not materially affected. In lieu of the unenforceable provision, the parties will substitute or add as part of this Agreement a provision that will be as similar as possible in economic and business objectives as was intended by the unenforceable provision.





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


Both The Regents and Licensee have executed this Agreement in duplicate originals by their authorized officers on the dates written below:



ASPECT MEDICAL SYSTEMS, INC.                THE REGENTS OF THE UNIVERSITY
                                            OF CALIFORNIA


By: /s/ Philip H. Devlin                     By: /s/ Claire Wake
    -------------------------------              -------------------------------
    Name: Philip H. Devlin                       Name: Claire Wake, PhD
    Title: Vice President and                    Title: Sr. Technology Transfer
           General Manager                               Officer


Date: July 1, 2004                           Date: July 2, 2004





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


                                   APPENDIX A


UCLA Case No. 91-536-1 U.S. Patent No.             5,230,346    Diagnosing Brain
Conditions by Quantitative Electroencephalography

UCLA Case No. LA91-527-1 U.S. Patent No.           5,269,315    Determining the
Nature of BrainLesions by Electroencephalography

UCLA Case No. LA91-527-2 U.S. Patent No.           5,309,923    Method and
Apparatus for Determining Brain  Activity,
Including the Nature of Brain Lesions by
Electroencephalography



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